                                                                     Exhibit 4.1

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                              AMENDED AND RESTATED

                             STOCKHOLDERS AGREEMENT

                                  by and among

                       CCC INFORMATION SERVICES GROUP INC.

                    (formerly known as InfoVest Corporation),

                           WHITE RIVER VENTURES, INC.,

                                       and

                       THE INSIDE STOCKHOLDERS IDENTIFIED

                               ON EXHIBIT A HERETO

                                   dated as of

                                  June 30, 1998

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                                TABLE OF CONTENTS
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                                                                            Page


1.   DEFINITIONS...........................................................   1

2.   REPRESENTATIONS AND WARRANTIES........................................   3
          2.1.     AUTHORITY, ETC..........................................   3
          2.2.     OWNERSHIP...............................................   4

3.   CORPORATE GOVERNANCE..................................................   4
          3.1.     BOARD OF DIRECTORS......................................   4
          3.2.     VACANCIES...............................................   4
          3.3.     COVENANT TO VOTE........................................   5

4.   CONTROL OF CERTAIN EXTRAORDINARY TRANSACTIONS; SUBSEQUENT OFFERINGS...   5
          4.1.     CONTROL OF CERTAIN EXTRAORDINARY TRANSACTIONS...........   5
          4.2.     CONTROL OF SUBSEQUENT OFFERINGS.........................   6
          4.3.     CONSENTS................................................   6

5.   RESTRICTIONS ON TRANSFER..............................................   7
          5.1.     GENERAL RESTRICTIONS....................................   7
          5.2.     PERMITTED TRANSFERS BY OUTSIDE STOCKHOLDERS.............   7
          5.3.     PERMITTED TRANSFERS BY INSIDE STOCKHOLDERS..............   7

6.   SHARE CERTIFICATES....................................................   8
          6.1.     RESTRICTIVE ENDORSEMENT. ...............................   8

7.   MISCELLANEOUS.........................................................   9
          7.1.     TERMINATION.............................................   9
          7.2.     STOP ORDER..............................................   9
          7.3.     NOTICES.................................................   9
          7.4.     AMENDMENT...............................................   9
          7.5.     ASSIGNMENT..............................................   9
          7.6.     GOVERNING LAW; CONSENT TO JURISDICTION..................   9
          7.7.     SEVERABILITY............................................  10
          7.8.     ENTIRE AGREEMENT; HEADINGS..............................  10
          7.9.     COUNTERPARTS............................................  10
          7.10.    FURTHER ASSURANCES......................................  10
          7.11.    SPECIFIC PERFORMANCE....................................  10
          7.12.    RELATIONSHIP OF THE PARTIES.............................  10
          7.13.    NATURE OF OBLIGATIONS...................................  10


                   AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


         This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Agreement"), dated as of June 30, 1998, is by and among CCC Information Services Group Inc. (formerly InfoVest Corporation), a Delaware corporation (the "Company"), White River Ventures, Inc., a Delaware corporation ("White River"), and the Inside Stockholders of the Company identified on Exhibit A hereto (collectively, the "Initial Inside Stockholders").

         This Agreement amends and restates in its entirety that certain Stockholders' Agreement dated as of June 16, 1994 by and among the parties hereto (the "Prior Agreement"). In consideration of the foregoing, the mutual covenants herein and other consideration, the adequacy of which is being acknowledged, the parties hereto agree as follows:

         1. DEFINITIONS. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

         "AFFILIATE" means, with respect to the Company or any Subsidiary, any Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, that other Person. As used in the foregoing sentence, the terms "control" (including, with correlative meaning, the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "BASE SALARY" means the annual base salary paid on a periodic basis by the Company to any Person excluding any bonus, stock option, warrant and other incentive compensation.

         "BOARD OF DIRECTORS" means the Company's board of directors.

         "COMPENSATION" means any Base Salary, wage, commission, bonus, stock option, warrant or other consideration extended by the Company to any Person.

         "COMMISSION" means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

         "COMMON STOCK" means the Company's Common Stock, $.10 par value per share.

         "COMMON STOCK EQUIVALENTS" means all options, warrants and other rights to acquire Common Stock or securities convertible into or exchangeable for Common Stock without taking into account the exercise price of any such options, warrants or other rights.

         "DISABILITY" means a physical or mental condition which, in the opinion of a physician selected by White River and reasonably satisfactory to the Company, totally and permanently prevents the Inside Stockholder from engaging in any gainful employment. An individual shall not be considered to have a disability unless and until the condition and the incapacity has continued for at least six continuous months.

         "DISPOSE" (including, with correlative meaning, the term "Disposition") means any sale, assignment, transfer, pledge, encumbrance or other disposition.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of such similar Federal statute.

         "INSIDE STOCKHOLDERS" means and includes the Initial Inside Stockholders and any Permitted Transferees of the Initial Inside Stockholders who are bound hereby.

         "LIEN" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction in connection with any of the foregoing).

         "OUTSIDE STOCKHOLDERS" means and includes White River and any Permitted Transferees of White River who are bound hereby.

         "PERMITTED TRANSFEREE" means, with respect to a Disposition by any Inside Stockholder of Common Stock or Common Stock Equivalents, any spouse, parent, child, brother or sister of such Inside Stockholder, issue of any of the foregoing individuals (including individuals legally adopted into the line of descent), charitable trust established pursuant to Section 501 of the Internal Revenue Code of 1986, as amended, trust for the benefit of any of the foregoing individuals or estate of any of the foregoing individuals.

         "PERSON" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "PREFERRED STOCK" means shares of the Series C Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series C Preferred Stock"), Series D Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series D Preferred Stock") and the Series E Cumulative Redeemable Preferred Stock, par value $1.00 per share (the "Series E Preferred Stock").

         "REDEMPTION DATE" means the first day hereafter on which no shares of the Preferred Stock are issued and outstanding.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of June 16, 1994, between the Company and White River.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time. Reference to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of such similar Federal statute.

         "STOCKHOLDER" means any Inside Stockholder or Outside Stockholder.

         "SUBSEQUENT OFFERING" means a sale of Common Stock or any Common Stock Equivalent in a public offering pursuant to an effective registration statement under the Securities Act.

         "SUBSIDIARY" means (i) any Person of which 50% or more of the securities having ordinary voting power for the election of directors are at the time owned directly or indirectly by the Company or any Subsidiary thereof, (ii) any Person of which 50% or more of the joint venture, limited partnership or partnership interests are at the time owned directly or indirectly by the Company or any Subsidiary thereof or (iii) any Person which is a limited partnership in which the Company or any Subsidiary is at the time the general partner or at the time owns 50% or more of the general partner of such Person.

         "VOTING STOCK" means (i) the Common Stock and (ii) the Series E Preferred Stock.

      2.    REPRESENTATIONS AND WARRANTIES.

            2.1. AUTHORITY, ETC. Each of the parties hereto represents and warrants to the other parties that: (i) it has full right, power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly authorized, executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; (iii) no consent, approval or authorization of any Person is required to be obtained by or with respect to such party in connection with the execution and delivery by it of this Agreement or the performance by it of its obligations hereunder; and (iv) neither the execution nor the delivery of this Agreement by such party nor the performance by it of its obligations hereunder will conflict with or result in a breach or violation of (A) its organizational documents (if any), (B) any contract, agreement or any arrangement to which it is a party or by which it or any of its properties or assets is bound or (C) any order, decree, law, rule or regulation applicable to it or any of its properties or assets.

            2.2. OWNERSHIP. Each of the Stockholders represents and warrants to each other and to the Company that: (i) it is the legal holder and beneficial owner of the number of shares of Common Stock set forth opposite its name on Exhibit A hereto, free and clear of all Liens; and (ii) it has sole voting power with respect to such shares of Common Stock.

      3.    CORPORATE GOVERNANCE.

            3.1. BOARD OF DIRECTORS. (a) Until the Amendment Date (as defined below), the Stockholders and the Company hereby agree to take all actions necessary (i) to cause and maintain the election to the Board of Directors of:
(x) four (4) individuals designated from time to time by White River and (y) three (3) individuals designated from time to time by the holders of a majority of the shares of Common Stock held by the Inside Stockholders and (ii) to cause the Board of Directors to be fixed at seven (7) members and to consist solely of the seven (7) directors designated pursuant to this Section 3.1(a). The initial designees of White River are Michael R. Eisenson, Mark A. Rosen, Herbert S. Winokur, Jr. and Dudley C. Mecum, and the initial designees of the Inside Stockholders shall be David M. Phillips, Thomas L. Kempner and Michael R. Stanfield.

            (b) From and after the Amendment Date, the Stockholders and the Company hereby agree to take all actions necessary (i) to cause and maintain the election to the Board of Directors of: (x) five (5) individuals designated from time to time by White River and (y) four (4) individuals designated from time to time by the holders of a majority of the shares of Common Stock held by the Inside Stockholders and (ii) to cause the Board of Directors to be fixed at nine
(9) members and to consist solely of the nine (9) directors designated pursuant to this Section 3.1(b). The initial additional designee of White River after the Amendment Date will be Morgan W. Davis and the initial additional designee of the Inside Stockholders will be Githesh Ramamurthy, provided, however, that either White River or the Inside Stockholders, as the case may be, may designate another individual as such party's initial additional designee.

            (c) The Company and the Stockholders hereby agree to take all actions necessary to maintain as a committee of the Board of Directors a compensation committee (the "Compensation Committee") which shall be responsible
(i) for establishing guidelines with respect to all compensation matters involving the Company and its Subsidiaries and (ii) for authorizing all compensation arrangements between the Company and its Subsidiaries and their respective directors, officers, employees and consultants involving the payment by the Company or any of its Subsidiaries to any of such individuals of Base Salary equal to or greater than $125,000. The Compensation Committee shall consist of members of the Board of Directors who are not officers or employees of the Company or any of its Subsidiaries.

            3.2. VACANCIES. In the event that a vacancy shall exist or occur on the Board of Directors at any time by reason of a member's death, disability, retirement, resignation, removal or otherwise, each Stockholder hereby agrees to cause the members designated by or on behalf of it to vote for the election to the Board of Directors of any individual designated to fill such vacancy by whichever of the Stockholder(s) that had designated, pursuant to Section 3.1(a) or 3.1(b), as the case may be, the member whose death, disability, retirement, resignation or removal resulted in such vacancy on the Board of Directors. In the absence of any designation by any party hereto, the director previously designated by such party and until then serving shall be reelected if still eligible to serve as a director. Each Stockholder hereby agrees to cause the members of the Board of Directors designated by or on behalf of it not to vote for the removal without cause of a member of the Board of Directors designated pursuant to Section 3.1(a) or 3.1(b), as the case may be, by another Stockholder without such other Stockholder's prior written consent. Each Stockholder hereby agrees to cause the members of the Board of Directors designated by it not to vote for the removal for cause of a member designated pursuant to Section 3.1(a) or 3.1(b), as the case may be, by another Stockholder unless (i) such Stockholder has consulted such other Stockholder and
(ii) such member of the Board of Directors has breached his fiduciary duties to the Company (as determined in good faith by an affirmative vote of a majority of the Board of Directors). Each Stockholder hereby agrees to cause the members designated by or on behalf of it to vote for the removal of a member of the Board of Directors designated pursuant to Section 3.1(a) or 3.1(b), as the case may be, by another Stockholder if and when so requested by such other Stockholder.

            3.3. COVENANT TO VOTE. (a) Each Stockholder hereby agrees to take all actions within its power necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, special or annual meetings of stockholders of the Company and to vote all shares of Voting Stock owned or held of record by such Stockholder and all shares of Voting Stock as to which such Stockholder has the right to vote at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, to fix the number of members of the Board of Directors in accordance with, to remove members from the Board of Directors in accordance with, and to otherwise effect the intent of, this
Article 3.

            (b) In addition, each Stockholder agrees to vote the shares of Voting Stock owned or held of record by such Stockholder and all shares of Voting Stock as to which such Stockholder has the right to vote upon any other matter arising under this Agreement submitted to a vote of the Stockholders in a manner so as to implement the terms of this Agreement.

            (c) iAlso, each Stockholder agrees to vote in favor of any proposed amendment (the "Amendment") to the Company's Certificate of Incorporation, the sole purpose of which is to fix at nine (9) the maximum number of members of the Board of Directors of the Company. The date any such Amendment becomes effective is the "Amendment Date."

      4.    CONTROL OF CERTAIN EXTRAORDINARY TRANSACTIONS; SUBSEQUENT OFFERINGS.

            4.1. GENERAL. The Stockholders and the Company confirm that it is their intention that the business and affairs of the Company and its Subsidiaries will continue to be directed by its Board of Directors in the best interests of the Company and its Subsidiaries, taken as a whole. In furtherance of the foregoing, each of the Stockholders agrees that, after the date hereof, it will not, nor will it permit any of its Affiliates to, enter into any written or oral contract, agreement or arrangement to engage in business or enter into any transaction with the Company or any of its Subsidiaries unless the terms and provisions of such contract, agreement or arrangement or the terms on which such business or transaction is conducted, as the case may be, are fair to the Company as determined by the Board of Directors after review of each such transaction.

            4.2. CONTROL OF CERTAIN EXTRAORDINARY TRANSACTIONS. Prior to the voluntary resignation from the Board of Directors, death or Disability of David
M. Phillips, a majority of the directors designed by the Inside Stockholders pursuant to Section 3.1(a) or 3.1(b) shall, to the extent permitted by applicable law and subject to the fiduciary duties of the members of the Board of Directors who were not designated by the Inside Stockholders, be delegated the authority of the Board of Directors with respect to the timing, price and other terms of a merger, consolidation or sale of all of the shares of Common Stock or assets of the Company; PROVIDED, HOWEVER, that the Company shall not consummate any such merger, consolidation or sale unless (i) if so requested by the Outside Stockholders, the Board of Directors shall have received an opinion from a nationally recognized investment banking firm selected by the Outside Stockholders (and compensated by the Company) that the consideration to be paid in connection with any such transaction is fair to the holders of shares of the Common Stock and (ii) the consideration to be paid in connection with such transactions shall consist solely of cash, cash equivalents or publicly traded securities. Following the voluntary retirement from the Board of Directors, death or Disability of David M. Phillips, the Inside Stockholders or the Outside Stockholders (each a "Recommending Party") shall have the right to recommend to the Board of Directors the timing, price and other terms of a merger, consolidation or sale of all shares of Common Stock or assets of the Company, and, if requested by the party other than the Recommending Party, subject to the receipt of an opinion, addressed to the Board of Directors, of a nationally recognized investment banking firm selected by the party other than the Recommending Party (and compensated by the Company) confirming that the consideration to be paid in connection with any such transaction is fair to the holders of shares of Common Stock, the members of the Board of Directors designated by the parties hereto shall to the extent permitted by applicable law and subject to their fiduciary duties, approve such merger, consolidation or sale.

            4.3. CONTROL OF SUBSEQUENT OFFERINGS. A majority of the directors designated by the Inside Stockholders pursuant to Section 3.1(a) or 3.1(b) shall, to the extent permitted by applicable law and subject to the fiduciary duties of the members of the Board of Directors who were not designated by the Inside Stockholders, be delegated the authority of the Board of Directors with respect to the timing, price and other terms of each Subsequent Offering; PROVIDED, HOWEVER, the Company shall not consummate a Subsequent Offering (i) unless the Company can demonstrate to the reasonable satisfaction of White River that after giving effect to the Subsequent Offering the Company would have funds legally available to redeem shares of the

Preferred Stock in accordance with the terms of the Preferred Stock and (ii) without the unanimous approval of the members of the Board of Directors in the event that David M. Phillips shall voluntarily resign from the Board of Directors, die or become Disabled.

            4.4. ADDITIONAL COVENANT TO VOTE. White River agrees that in the event any of the matters described in Sections 4.2 and 4.3 require the approval of holders of shares of Common Stock, it will vote the shares of Voting Stock owned by it in accordance with the recommendation of the Board of Directors.

            4.5. EXPENSES. The Company shall pay the fees and expenses of any investment banking firm retained pursuant to this Section 4.

            4.6. CONSENTS. In addition to the limitations set forth in Section 5, from the date hereof to (and including) the Redemption Date, in addition to any vote of the shares of holders of the Company's capital stock required by law, the Company and the Stockholders shall not take (or agree to take) any of the following actions, without the written consent of the holders of a majority of the issued and outstanding shares of the Series E Preferred Stock:

            (a) the sale of shares of Common Stock in a Subsequent Offering by the Inside Stockholders to the extent that the shares to be so sold by the Inside Stockholders in the aggregate exceed 10% of the then outstanding shares of Common Stock; and

            (b) the sale of shares in a Subsequent Offering by the Inside Stockholders to the extent that the shares to be so sold by the Inside Stockholders in the aggregate exceed 50% of the total shares of Common Stock being offered in such Subsequent Offering.

      5.    RESTRICTIONS ON TRANSFER.

            5.1. GENERAL RESTRICTIONS. During the term of this Agreement, none of (i) the Common Stock Equivalents owned as of the date hereof and (ii) the shares of Common Stock hereafter received upon the conversion or exchange of the Common Stock Equivalents described in clause (i) by any of the Stockholders may be Disposed of by any of the Stockholders unless:

            (a) such Disposition shall be in accordance with the requirements of Sections 5.2 and 5.3 of this Agreement;

            (b) the proposed recipient of such shares (other than a recipient in a Subsequent Offering or in a Disposition under Rule 144 under the Securities Act) shall deliver to the Company a written acknowledgment that the shares to be received in such proposed Disposition are subject to this Agreement and the proposed recipient and his or its successors in interest are bound hereby; and

            (c) such Disposition shall be made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or an exemption from such registration, and prior to any such Disposition the Stockholder proposing to Dispose such shares shall give the Company (i) notice describing the manner and circumstances of the proposed Disposition and (ii) if reasonably requested by the Company, a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, such opinion to be in form and substance reasonably satisfactory to the Company, to the effect that the proposed Disposition may be effected without registration under the Securities Act and any applicable state securities laws.

Any attempted Disposition of shares of Common Stock or Common Stock Equivalents referred to in Section 5.1 other than in accordance with this Agreement shall be null and void and neither the Company nor any transfer agent of such shares shall give any effect to such attempted Disposition in its stock records.

            5.2. PERMITTED TRANSFERS BY OUTSIDE STOCKHOLDERS. Other than as described in Section 5.1, an Outside Stockholder may Dispose of any shares of Common Stock or Common Stock Equivalents at any time, including dispositions in connection with the redemption by the Company of shares of Preferred Stock.

            5.3. PERMITTED TRANSFERS BY INSIDE STOCKHOLDERS. (a) No Inside Stockholder shall Dispose of any shares of Common Stock except for Dispositions by: (i) such Inside Stockholder to Permitted Transferees who agree in writing to be bound by the terms hereof; (ii) such Inside Stockholder to White River; (iii) such Inside Stockholder in connection with any merger, consolidation or sale effected in accordance with the terms of Section 4.1 and the mandatory redemption provisions contained in the Certificates of Designations for the Preferred Stock; and (iv) by any Inside Stockholder pursuant to a Disposition that meets all of the following requirements: (A) such Disposition is made pursuant to a Subsequent Offering or in a sale pursuant to Rule 144 under the Securities Act; (B) such Disposition results in no "person" or "group" (within the meaning of Section 13(d) of the Exchange Act) becoming the "beneficial owner" (as defined in Rule 13(d) under the Exchange Act) of more than 10% of the shares of Common Stock then outstanding; and (C) such Disposition occurs after the Company's net sales and operating profits for the immediately preceding fiscal year equal at least 75% of the corresponding amounts shown in the "Five-Year Projections" of the Company dated July 22, 1993, which projections have been provided to White River prior to the date hereof.

            (b) Notwithstanding anything in Section 5.3(a) to the contrary, in the event of the death or Disability of an Inside Stockholder who is an officer, director or employee of the Company, the shares of Common Stock owned by such Inside Stockholder may be disposed of at any time and from time to time during each calendar year provided that the aggregate number of shares of Common Stock disposed of in any calendar year shall not exceed 33-1/3% of the aggregate number of shares of Common Stock owned by such Inside Stockholder on the date such Inside Stockholder dies or becomes disabled.

      6.    SHARE CERTIFICATES.

            6.1. RESTRICTIVE ENDORSEMENT. Until the termination of this Agreement pursuant to Section 7.1, in addition to any other legend that the Company may deem advisable under the Securities Act and certain state securities laws, the certificates representing all (i) Common Stock Equivalents owned as of the close of business on June 10, 1994, (ii) the shares of Common Stock and Preferred Stock received by the Outside Stockholder pursuant to the Reorganization Agreement (as defined in the Prior Agreement), (iii) the Common Stock Equivalents acquired after the close of business on June 10, 1994, (iv) the shares of Common Stock owned as of the close of business on June 10, 1994 and (v) the shares of Common Stock hereafter received upon the conversion or exchange of the Common Stock Equivalents described in clauses (i) and (iii), by a Stockholder shall be endorsed substantially as follows:

            THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE STOCKHOLDERS' AGREEMENT, DATED AS OF JUNE 30, 1998, BY AND AMONG CCC INFORMATION SERVICES GROUP INC.
            AND CERTAIN OF ITS STOCKHOLDERS. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICES OF CCC INFORMATION SERVICES GROUP INC.


      7.    MISCELLANEOUS.

            7.1. TERMINATION. This Agreement shall terminate upon the first to occur of: (i) the mutual written agreement of the parties hereto or their respective successors, assigns, heirs and administrators; (ii) the liquidation or dissolution of the Company; (iii) the Redemption Date and (iv) June 16, 1999.

            7.2. STOP ORDER. Each Stockholder and the Company agree that a stop order shall be placed in the stock transfer records of the Company against the transfer of shares of Voting Stock and Common Stock Equivalents subject to this Agreement.

            7.3. NOTICES. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand or professional courier service, upon confirmation of telex or telecopy, five days after deposit with the United States Post Office, by registered or certified mail postage prepaid or upon the next day following deposit with a nationally recognized overnight air courier, addressed as follows:

            (a) if to a Stockholder, to the address set forth in the record books of the Company; or

            (b)   if to the Company, to 444 Merchandise Mart, Chicago, IL 60654,
      Attn: David M. Phillips, copy to Legal Department, or at such other address as the Company shall have furnished to each Stockholder at the time outstanding.

             Any party may by notice given in accordance with this Section
     7.3 to the other party to this Agreement designate another address or person for receipt of notice hereunder.

            7.4. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

            7.5. ASSIGNMENT. Neither this Agreement, nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or any Stockholder except concurrently with a transfer of the Voting Stock and Common Stock Equivalents in accordance with the provisions hereof. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators.

            7.6. GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. IF ANY ACTION OR PROCEEDING SHALL BE BROUGHT BY ANY PARTY IN ORDER TO ENFORCE ANY RIGHT OR REMEDY UNDER THIS AGREEMENT, EACH OTHER PARTY HEREBY CONSENTS AND WILL SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING WITHIN THE AREA COMPRISING THE SOUTHERN DISTRICT OF NEW YORK ON THE DATE OF THIS AGREEMENT.

            7.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

            7.8. ENTIRE AGREEMENT; HEADINGS. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, with respect thereto. The headings in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

            7.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

            7.10. FURTHER ASSURANCES. Each party hereto shall do and perform or cause to be done and performed all further acts and things and shall execute and deliver all other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement.

            7.11. SPECIFIC PERFORMANCE. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that, in addition to all other remedies available to them, each of them shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

            7.12. RELATIONSHIP OF THE PARTIES. This Agreement relates to the governance of the Company, restrictions and/or conditions of share transfers by the Inside Stockholders and the Outside Stockholder and certain other matters expressed herein. The relationship of the Inside Stockholders and the Outside Stockholders herein is limited to that of respective stockholders. Nothing in this Agreement shall be construed as permitting or obligating the Outside Stockholders to act as financial or business advisors or consultants to the Inside Stockholders or the Company, as creating any fiduciary obligation on the outside Stockholders to the Inside Stockholders or the Company or as creating any joint venture, agency or other relationship between or among the parties other than as expressly specified in this Agreement.

            7.13. NATURE OF OBLIGATIONS. The obligations and rights of each Stockholder under this Agreement are several and not joint.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                   CCC INFORMATION SERVICES GROUP INC.


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   WHITE RIVER VENTURES, INC.


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   LOEB INVESTORS CO. XV


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   LOEB INVESTORS CO. XIII


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:

                                   LOEB INVESTORS CO. 108


                                   By:
                                      --------------------------------
                                      Name:
                                      Title:


                                   -----------------------------------
                                   David M. Phillips

                                    EXHIBIT A

                                  STOCKHOLDERS


                                                           Shares of
               Inside Stockholders                       Common Stock
               -------------------                       ------------

         David M. Phillips..........................         715,680
         Loeb Investors Co. XV......................       3,069,600
         Loeb Investors Co. XIII....................          86,760
         Loeb Investors Co. 108.....................         300,955


                                                           Shares of
               Outside Stockholder                       Common Stock
               -------------------                       ------------

         White River Ventures, Inc..................       8,584,564


----------

* Includes 187,920 shares held by Ruth Ann Phillips subject to this Agreement.